Exhibit 99.1
EDR Announces a Joint Venture Agreement with Walton Street Capital to Buy a Student Community near University of California, Riverside
Memphis, Tennessee, August 10, 2006 — Education Realty Trust, Inc. (NYSE: EDR) today announced it has entered into a joint venture to purchase the University Village Towers, an off-campus collegiate community near the University of California, Riverside. EDR’s property management subsidiary, Allen & O’Hara Education Services, Inc. (“AOES”) has been engaged by the venture to manage the 525-bed community.
The $45 million purchase price is well below replacement cost in this region of the U.S. for similar quality product. Due diligence has been completed and the transaction is expected to close within the next 30 days. In addition, AOES has signed a separate agreement with the seller to provide leasing advisory services at the community until the transaction is closed.
The purchase is structured in a joint venture with Walton Street Capital, L.L.C., a private real estate investment firm based in Chicago, Illinois. EDR owns a minority interest in the joint venture with Walton Street Capital. EDR and Walton Street have worked together for three years, with AOES managing and repositioning a student housing community at another university for Walton Street.
“This is a significant strategic purchase and joint venture that we have been working on for several months. California is an important place for us to do business, and we have formed an excellent alliance with a top real estate company in Walton Street Capital,” said EDR Executive Vice President and Chief Investment Officer Craig Cardwell. “We expect that over the long term, the university, University Village Towers, and our joint venture will perform strongly.”
University Village Towers first opened during the fall 2005 academic semester and is has yet to reach a stabilized occupancy. Located approximately one-half mile from the campus of UCR, the community is an eight-story structure with attractive urban design features. The property offers a mix of fully furnished one, two, three, and four bedroom apartments and has a swimming pool, fitness center, computer center, study areas, and theatre. It is located immediately adjacent to a new, large retail center with a broad array of student-focused shops, bookstores, restaurants, and classroom space.
University Village Towers is approximately 60 percent leased for the fall 2006 academic term, which begins September 28. The joint venture plans to reposition the property in order to achieve long-term success.
With an enrollment approaching 17,000 students, University of California, Riverside is one of the few University of California campuses with capacity for growth and recently plans have been announced for a new medical school. Since 1996, enrollment at UCR has grown 7 percent per year and enrollment is expected to reach 21,000 by 2010, and 25,000 by 2015. California is the number one growth state for the high school graduate population.

“This community fits the heart of our acquisition program, and our strategy of targeting quality assets, positioning them for increased success, and in close proximity to vital and growing universities such as University of California, Riverside,” said Cardwell. “The bonus here is that we have a solid partner with real, hands-on student housing ownership experience.”
About Education Realty Trust
Education Realty Trust, Inc. (NYSE: EDR) is a real estate investment trust that owns, manages and develops high-quality collegiate student housing. Led by a team with more than 170 years of shared industry experience, EDR is one of America’s largest owners and operators of collegiate student housing. Its portfolio includes 36,551 beds at 59 properties in 21 states. For more information please visit the company’s Web site at www.educationrealty.com.
About Walton Street Capital
Based in Chicago, Walton Street Capital, L.L.C. is a private real estate investment company that has received total equity commitments of $3.4 billion through its five opportunistic and value-added Funds, of which $2.1 billion has been invested/committed to date with a gross asset cost of $8.0 billion. Fund investors include government and corporate pension funds, foreign pension funds, endowments, foundations, banks, insurance companies, high net worth individuals and the Principals of Walton Street. Walton Street invests across all property types, both domestically and internationally. For more information, please visit the company’s Web site at www.waltonst.com.
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Statements about the company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
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